Exhibit 99.1

TEMPUR-PEDIC INTERNATIONAL UPDATES FULL YEAR FINANCIAL GUIDANCE AND

COMMENTS ON THIRD QUARTER 2005

LEXINGTON, KY, September 19, 2005 – Tempur-Pedic International Inc. (NYSE: TPX), the market-leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today updated its financial guidance for 2005. For the full year, the Company currently expects net sales to range between $845 million and $855 million, compared to its previous guidance of approximately $880 million to $890 million. Net sales at this revised level for 2005 would represent an increase of 23% to 25% above the Company’s $684.9 million in net sales for 2004.

Tempur-Pedic also updated its earnings guidance for 2005. The Company currently expects pro-forma diluted earnings per share to be within the range of $1.05 to $1.07 and GAAP diluted earnings per share to be within the range of $1.04 to $1.06. This compares to its previous guidance of $1.10 to $1.13 per share on a pro-forma basis and $1.08 to $1.11 per share on a GAAP basis. Pro forma earnings per share at this revised level for 2005 would represent an increase of 28% to 30% from 2004.

In addition, although the Company does not ordinarily provide quarterly guidance, the Company provided an outlook for the third quarter. Based on an updated review, the Company currently expects net sales for the third quarter of 2005 to range between $203 million and $207 million, compared to last year’s third quarter net sales of $181.7 million. The Company currently expects pro-forma diluted earnings per share to be approximately $0.22 to $0.23 and GAAP diluted earnings per share to be approximately $0.21 to $0.22. The Company notes that its expectations for the third quarter of 2005 and the full year are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company’s control.

Chief Executive Officer Robert B. Trussell, Jr. commented, “Although our revised guidance still reflects significant growth in our net sales and earnings compared to 2004, a number of unanticipated factors have arisen this quarter that have adversely affected our net sales growth, primarily in our US retail furniture channel.

“First, recently available industry data indicates that the U.S. mattress industry got off to a slow start in the third quarter and has been experiencing a more modest growth rate than we previously anticipated. Our retail store customers and industry analysts attribute this trend primarily to the very attractive incentives offered by the U.S. automotive industry this summer. We believe these promotions diverted consumer spending away from other ‘big ticket’ items such as mattresses.

“A second factor is a significant dampening of consumer sentiment nationally. Thus far in September we have not experienced the degree of seasonal growth that we anticipated, despite record sales for the Labor Day period. We believe this deviation from normal trends primarily reflects the significant impact that Hurricane Katrina and the accompanying sharp increase in gas prices have had on consumer purchasing patterns.

“A third factor is the direct impact of the hurricane, driving a noticeable loss in business in the areas most affected. We have analyzed our sales patterns and estimate that in the disaster area we are likely to lose approximately $1 million in net sales per month.

“With respect to competition, we continue to see stores that have competitive visco offerings perform as well, if not better, than stores without knock-off visco products. However, we do note that it is possible that our mattress sales are being impacted by competitive offerings in stores where we are not currently represented.

“Based on these factors and the continued uncertain consumer outlook, we are revising our outlook for 2005. Our revised earnings guidance also reflects our current estimate of the impact of cost pressures from the recent rise in chemical prices driven primarily by natural gas increases, and fuel surcharges for the transportation and delivery of our products.

President H. Thomas Bryant added, “We are continuing to focus on steps to drive sales and earnings growth. These include enlarging our retail sales and training forces. We are continuing the drive to open new furniture retail and bedding accounts and expand our retail floor space by accelerating the rollouts of the EuroBed by Tempur-Pedic™ and the OriginalBed by Tempur-Pedic™. In addition, we are now beginning to roll out the Scandinavian Bed Collection™ throughout the rest of Europe and are launching our new pillow line in Japan. Finally, we are stepping up efforts to improve the productivity of our manufacturing and supply chain operations to reduce costs.

“While we are not pleased to see this slow down in growth, we remain extremely confident of the long term prospects for Tempur-Pedic. As the category leader, we are well positioned and believe we will continue to disproportionately benefit from the rapidly growing visco elastic category.”

Conference Call Information

The Company has scheduled a conference call with Chief Executive Officer Robert Trussell, Jr., President H. Thomas Bryant, and Chief Financial Officer Dale Williams to discuss its current outlook today, September 19, 2005 at 5:30 p.m. Eastern Time (2:30 p.m. Pacific Time). The dial-in number for the conference call is 877-278-2335. The call is also being webcast, and can be accessed at http://www.tempurpedic.com/ir.

An archived webcast will also be available on the Tempur-Pedic International investor relations website at http://www.tempurpedic.com/ir. For those who cannot listen to the live broadcast, a replay of the call will be available from September 19, 2005 at 8:30 p.m. Eastern Time through September 27, 2005. To listen to the telephone replay, dial 706-645-9291, conference ID #9709068.

Supplemental Information

For supplemental information regarding the adjustments included in its pro-forma net income per share estimate, please refer to the Company’s July 21, 2005 earnings release for the second quarter and six months ended June 30, 2005.

Forward-Looking Statements

This release contains “forward-looking statements”, within the meaning of federal securities laws, which include information concerning one or more of the Company’s plans, objectives, goals, strategies, future revenues and performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including without limitation, management’s expectations regarding its net sales and pro forma and GAAP net income for the third quarter of 2005 and the full year, trends in the U.S. mattress market and costs for raw materials and freight are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include general economic and industry conditions and consumer confidence; uncertainties arising from global events; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaign and other marketing programs; the Company’s ability to further penetrate the US retail furniture channel, continuously improve its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; and rising commodity costs. Additional information concerning these and other risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s annual report on Form 10-K under the headings “Special Note Regarding Forward-Looking Statements” and “Business-Risk Factors”. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company

Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes Swedish Mattresses and Neck Pillows™ made from its proprietary TEMPUR® pressure-relieving material: a visco-elastic material that conforms to the body to provide support and help alleviate pressure points. Products are currently sold in 60 countries under the TEMPUR® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International are in Lexington, KY.

For more information, visit http://www.tempurpedic.com or call 800-805-3635.